Exhibit 4.(a).53

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 40

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 65

1.	After Article 65.1 shall come:

“65.2	The Licensee shall enable the public emergency service centers[a] to indentify the telephone number of a subscriber that dials them[b], free of charge and at any time, including a subscriber with an unlisted number, a subscriber that implemented barring a call and a subscriber that dials from a private switchboard, effective 5 April 2007 (hereinafter-“the commencement date”);

The Licensee may implement the aforesaid through a licensee that routes the call to the public emergency service center.

No later than 30 days from the commencement date, the Licensee shall notify all its subscribers, in writing, and in a clear manner, that as of the commencement date, the subscriber’s number will be identifiable by the public emergency service centers, and shall also notify in writing all subscribers that request an “unlisted number”-that the number will not be unlisted for calls made to the public emergency service centers.”

[a]     Israel Police-100, Magen David Adom-101 and the Fire Department-102
[b] Excluding a subscriber whose terminal equipment allows him to dial emergency centers only, for example a handset without a SIM card on a GSM network.

Amendment of the First Annex

2.	In the comment section, under “Access to Emergency Calls”, at the end shall come: “the phone number of the caller shall be indentifiable by the public emergency service centers”.

(8 January 2007)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing